Exhibit 3.2.1

ACA CAPITAL HOLDINGS, INC.

Incorporated Under the Laws of the
State of Delaware

Third Amendment
as adopted March 23, 2007
to the
BYLAWS

as adopted on September 15, 2004
and
amended on November 17, 2005
and
amended on May 10, 2006

Article III, Section 1 of the Bylaws shall be deleted in its entirety and replacing it with the following:

Section 1.               Number.  The number of directors that shall constitute the whole board shall initially be nine.  The number of directors that shall constitute the whole board shall be determined by resolution adopted by the Board of Directors; provided that the number of directors shall be no fewer than three and no greater than fourteen.